Exhibit 28(j) 2 under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

KPMG LLP Telephone +1 617 988 1000

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Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated Adjustable Rate Securities Fund:

We consent to the use of our report dated October 24, 2011, with respect to the financial statements of Federated Adjustable Rate Securities Fund, as of August 31, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts

October 24, 2011